Ex-99.d.1.i

AMENDED AND RESTATED APPENDIX A
TO THE
INVESTMENT MANAGEMENT AGREEMENT

Annual Management Fee Rate
FUNDS	(as a percentage of average daily net assets)

	0.80%	of assets up to $250 million
	0.7875%	of assets from $250 million to $300 million
	0.7625%	of assets from $300 million to $400 million
Optimum Large Cap Growth Fund	0.7375%	of assets from $400 million to $500 million
	0.725%	of assets from $500 million to $1 billion
	0.710%	of assets from $1 billion to $1.5 billion
	0.70%	of assets over $1.5 billion

	0.80%	of assets up to $100 million
	0.7375%	of assets from $100 million to $250 million
	0.7125%	of assets from $250 million to $500 million
Optimum Large Cap Value Fund	0.6875%	of assets from $500 million to $1 billion
	0.6675%	of assets from $1 billion to $1.5 billion
	0.6475%	of assets over $1.5 billion

Optimum Small-Mid Cap Growth Fund	1.10%	of assets

	1.05%	of assets up to $75 million
Optimum Small-Mid Cap Value Fund	1.025%	of assets from $75 million to $150 million
	1.00%	of assets over $150 million

	0.875%	of assets up to $50 million
	0.80%	of assets from $50 to 100 million
Optimum International Fund	0.78%	of assets from $100 to 300 million
	0.765%	of assets from $300 to 400 million
	0.73%	of assets over $400 million

	0.70%	of assets up to $25 million
	0.65%	of assets from $25 million to $100 million
Optimum Fixed Income Fund	0.60%	of assets from $100 million to $500 million
	0.55%	of assets from $500 million to $1 billion
	0.50%	of assets over $1 billion

AGREED AND ACCEPTED:
as of July 1, 2008

OPTIMUM FUND TRUST		DELAWARE MANAGEMENT COMPANY
a series of Delaware Management Business Trust

By:	/s/Theodore K. Smith	By:	/s/Patrick P. Coyne
Name:	Theodore K. Smith		Name:	Patrick P. Coyne
Title:	President/Chief Executive Officer		Title:	President